Exhibit (a)(1)(F)
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK OF
TICKETS.COM, INC.
AT
$1.10 NET PER SHARE
BY
MLBAM ACQUISITION CORP.,
A WHOLLY OWNED SUBSIDIARY OF
MLB ADVANCED MEDIA, L.P.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON MARCH 18, 2005,
UNLESS THE OFFER IS EXTENDED.
February 17, 2005
To Our Clients:
      Enclosed for your consideration are an Offer to Purchase, dated February 17, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by MLBAM Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of MLB Advanced Media, L.P., a Delaware limited partnership (“Parent”), to purchase all the shares of common stock, par value $0.000225 per share (“Shares”), of Tickets.com, Inc., a Delaware corporation (the “Company”), that are issued and outstanding for $1.10 per Share in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. Also enclosed for your consideration is the Company’s Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission, which includes the unanimous determination of the Special Committee to the Board of Directors (the “Special Committee”) that (a) each of the Offer and the Merger are fair to and in the best interests of the holders of Shares, other than certain affiliates of General Atlantic Partners, LLC, (b) the Offer is advisable and stockholders are recommended to accept the Offer and tender their Shares pursuant to the Offer, and (c) the Board of Directors of the Company should approve and declare advisable the Merger and recommend it to the Company’s stockholders, and, subsequent thereto, the Board of Directors has done so.
      We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
      We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

      Your attention is directed to the following:

1. The tender price is $1.10 per Share, net to you in cash, on the terms and subject to the conditions of the Offer.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 14, 2005 (the “Merger Agreement”), by and among Parent, Purchaser and the Company. The Company’s Special Committee has unanimously (a) determined that each of the Offer and the Merger are fair to and in the best interests of the holders of the Shares, other than certain affiliates of General Atlantic Partners, LLC, and, (b) the Offer is advisable and stockholders are recommended to accept the Offer and tender their Shares pursuant to the Offer, and (c) the Board of Directors of the Company should approve and declare advisable the Merger and recommend it to the Company’s stockholders, and, subsequent thereto, the Board of Directors has done so.

4. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, March 18, 2005, unless the Offer is extended.

5. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which, together with the Shares into which the Warrants (as defined in the Merger Agreement) and shares of Preferred Stock (as defined in the Merger Agreement) to be acquired by Purchaser pursuant to the Securities Purchase Agreement (as defined in the Merger Agreement) are exercisable or convertible, represents at least 90% of all of the issued and outstanding Common Stock, assuming the exercise of the Warrants and conversion of the Preferred Stock into Common Stock (the “Minimum Condition”); (2) the expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended; and (3) no event or circumstance occurring following the date of the Merger Agreement that constitutes a Material Adverse Change (as defined in the Merger Agreement) or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement). The Minimum Condition is not waivable by any party. The Offer is also subject to certain other conditions described in the Offer to Purchase. See “Section 1 — Terms of the Offer; Expiration Date” and “Section 14 — Conditions to the Offer” of the Offer to Purchase, which set forth in full the conditions to the Offer.

6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal or Offer to Purchase, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees.
      If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.
      Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any extension of the Offer or any delay in making such payment.
      The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTIONS
WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK OF
TICKETS.COM, INC.
         The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 17, 2005, and the related Letter of Transmittal (which, together with the Offer to Purchaser and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by MLBAM Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of MLB Advanced Media, L.P., a Delaware limited partnership, to purchase all the shares of common stock, par value $0.000225 per share (“Shares”), of Tickets.com, Inc., a Delaware corporation, that are issued and outstanding at a purchase price of $1.10 per Share, net to the seller in cash, subject to the terms and conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.
      This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
Dated:                   , 2005
Number of Shares to be Tendered:                          Shares**

SIGN HERE

SIGNATURE(S)

PLEASE TYPE OR PRINT NAMES(S)

PLEASE TYPE OR PRINT ADDRESS

AREA CODE AND TELEPHONE NUMBER

TAX IDENTIFICATION OR SOCIAL SECURITY NO.

[MY ACCOUNT NUMBER WITH YOU]

      ** Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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